EXHIBIT 10.13

TAX MATTERS AGREEMENT

by and between

ASHFORD HOSPITALITY TRUST, INC.

ASHFORD HOSPITALITY LIMITED PARTNERSHIP,

ASHFORD INC.

and

ASHFORD HOSPITALITY ADVISORS LLC

dated as of

[                    , 2014]

i

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [                    , 2014] (the “Effective Date”) by and between ASHFORD HOSPITALITY TRUST, INC., a Maryland corporation (“Ashford Trust”), ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership (“Ashford Trust OP”), ASHFORD INC., a Delaware corporation (“Ashford Inc.”), and ASHFORD HOSPITALITY ADVISORS LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ashford Trust OP prior to the separation and distribution (“Ashford LLC”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the board of directors of Ashford Trust has determined that it is advisable and in the best interests of Ashford Trust and its stockholders to separate its asset management and external advisory services from its hospitality investment business by establishing Ashford Inc. as an independent publicly traded company and to undertake the transactions contemplated by the Separation and Distribution Agreement (as defined herein);

WHEREAS, as a result of the transactions contemplated by the Separation and Distribution Agreement, Ashford Inc. and its subsidiaries will cease to be members of the Ashford Trust Group (as defined herein); and

WHEREAS, the Parties desire to allocate the Tax responsibilities, liabilities and benefits of transactions that occur on or prior to, and that may occur after, the Distribution Date and to provide for and address certain other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Definitions.  As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“Action” means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Taxing Authority or any arbitration or mediation tribunal or authority.

“Adjustment Request” means any formal or informal claim or request filed with any Taxing Authority, or with any administrative agency or court, for the adjustment, refund or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.  From and after the Distribution Date, Ashford Inc. Group shall be deemed not to be Affiliates of Ashford Trust Group.

“Agreement” has the meaning set forth in the preamble to this Agreement [and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto].

“Ashford Inc.” has the meaning set forth in the introductory paragraph of this Agreement.

“Ashford Inc. Group” means Ashford Inc., Ashford LLC and each of their Affiliates from and after the Effective Time, and any corporation or other entity that may become part of such Group from time to time.  For the avoidance of doubt, from and after the Effective Time the Ashford Inc. Group excludes any entity that is a member of the Ashford Trust Group.

“Ashford Trust” has the meaning set forth in the introductory paragraph of this Agreement.

“Ashford Trust Group” means Ashford Trust and each of its Affiliates immediately prior to the Effective Time, and any corporation or other entity that may become part of such Group from time to time.  For the avoidance of doubt, from and after the Effective Time the Ashford Trust Group excludes any entity that is a member of the Ashford Inc. Group.

“Ashford Trust OP” has the meaning set forth in the introductory paragraph of this Agreement.

“Asset” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the States of Texas or New York are authorized or obligated by applicable Law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Distribution” means the transactions contemplated by Article IV of the Separation and Distribution Agreement.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the board of directors of Ashford Trust, in its sole and absolute discretion.

“Effective Date” means the date first set forth above in the introductory paragraph of this Agreement.

“Effective Time” means the time at which the Distribution is effective on the Distribution Date.

“Final Determination” means a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax Law.

“Governmental Authority” means any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means either the Ashford Trust Group or the Ashford Inc. Group, as the context requires.

“Guarantee” means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities and permits), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments.

“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all Liabilities secured by (or for which any Person to which any such Liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become Liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (i) any Liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a Liability by means of a Guarantee.

“Interest Rate” means a rate of interest at three (3) month London Interbank Offer Rate (LIBOR), compounded semiannually or such other rate of interest as agreed to by Ashford Inc. and Ashford Trust OP, from the due date of the payment to the date paid.

“IRS” means the United States Internal Revenue Service.

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

“Party” or “Parties” any one of, or collectively, the parties to this Agreement, as set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Responsible Company” means, with respect to any Tax Return, the Person having responsibility for preparing and filing such Tax Return under this Agreement.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, as amended from time to time, Ashford Hospitality Trust, Inc., a Maryland corporation, Ashford Hospitality Limited Partnership, a Delaware limited partnership, Ashford Inc., a Delaware corporation, and Ashford Hospitality Advisors LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ashford Trust OP prior to the separation and distribution, dated as of                      , 2014.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or that otherwise constitutes control of such corporation or other organization, is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its subsidiaries.

“Tax Benefit” means any refund, credit or other reduction in otherwise required Tax payments.

“Tax Contest” has the meaning set forth in Section 2.5.

“Tax Detriment” means any increase in required Tax payments (or, without duplication, the reduction in any refund or credit).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, charges, fees, duties, levies, imposts or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

Section 1.2                                    Interpretation.  In this Agreement, unless the context clearly indicates otherwise:

(a)                                 words used in the singular include the plural and words used in the plural include the singular;

(b)                                 the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c)                                  the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d)                                 relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e)                                  accounting terms used herein shall have the meanings historically ascribed to them by Ashford Trust and its Subsidiaries in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f)                                   reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g)                                  reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h)                                 references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the

Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i)                                     if there is any conflict between the provisions of this Agreement and the Separation and Distribution Agreement, the provisions of the Separation and Distribution Agreement shall control (but only with respect to the subject matter thereof) unless explicitly stated otherwise therein; and

(j)                                    any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II
TAX MATTERS

Section 2.1                                    Tax Returns.  The following provisions shall govern the allocation of responsibility and payment of Taxes as between Ashford Trust OP and Ashford Inc. and for certain Tax matters following the Distribution Date:

(a)                                 Ashford Trust OP shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of Ashford Inc., all Tax Returns for each member of the Ashford Trust Group that becomes a member of the Ashford Inc. Group as of the Distribution Date for all periods ending on or prior to the Distribution Date that are required to be filed after the Distribution Date.  Ashford Inc. hereby recognizes Ashford Trust OP’s authority to execute and file, on behalf of each such member of the Ashford Trust Group, all such Tax Returns (and agrees to take all action necessary to ensure such authorization in conformity with applicable Law and principles of good governance generally).  To the extent not otherwise paid by Ashford Trust OP to the appropriate Taxing Authority, Ashford Trust OP shall reimburse Ashford Inc. for Taxes of the relevant member of the Ashford Trust Group with respect to all such Tax Returns within five (5) Business Days after payment by Ashford Inc. and/or any member of the Ashford Inc. Group of such Taxes.  All such Tax Returns shall be prepared in a manner that is consistent with the past custom and practice of the applicable member of the Ashford Trust Group, except as required by a change in applicable Law.  The Parties acknowledge that Ashford Trust OP may require the Ashford Inc. Group to prepare any Tax Returns for which Ashford Trust OP is responsible pursuant to this Section 2.1(a).  In such instance, the Ashford Inc. Group shall provide any assistance as may be reasonably requested by Ashford Trust OP with respect to the preparation of such Tax Returns, including the provision of services by employees of the Ashford Inc. Group in preparing such Tax Returns.

(b)                                 Ashford Inc. shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of Ashford Trust OP, any Tax Returns of any member of the Ashford Trust Group that becomes a member of the Ashford Inc. Group as of the Distribution Date for Tax periods which begin before the Distribution Date and end after the Distribution Date.  Ashford Trust OP shall pay to Ashford Inc., within five (5) Business Days before the date on which Taxes are to be paid with respect to such periods, an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the

Distribution Date.  For purposes of this Section 2.1(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Distribution Date, the portion of such Tax which relates to the portion of such Tax period ending on the Distribution Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use Taxes), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Distribution Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains or receipts (including sales and use Taxes), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Distribution Date.  Any credits relating to a Tax period that begins before and ends after the Distribution Date shall be taken into account as though the relevant Tax period ended on the Distribution Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Ashford Trust Group.

(c)                                  Ashford Inc. shall prepare and cause to be prepared and file or cause to be filed all other Tax Returns of the Ashford Inc. Group.

(d)                                 In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Taxing Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination. The Responsible Company shall compute the amount attributable to the Ashford Inc. Group in accordance with Article II and Ashford Inc. shall pay to Ashford Trust OP any amount due Ashford Trust OP (or Ashford Trust OP shall pay to Ashford Inc. any amount due to Ashford Inc.) under Article II within 30 days from the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 2.1(d) shall include interest computed at the Interest Rate based on the number of days from the date the additional Tax was paid by the Responsible Company to the date of the payment under this Section 2.1(d).

Section 2.2                                    Tax Indemnity.

(a)                                 Ashford Trust OP shall be liable for, and shall indemnify and hold harmless the Ashford Inc. Group from and against any Losses attributable to, Taxes that are allocated to Tax periods for which Ashford Trust OP is responsible under Section 2.1.

(b)                                 Ashford Inc. shall be liable for, and shall indemnify and hold harmless the Ashford Trust Group from and against any Losses attributable to, Taxes that are allocated to Tax periods for which Ashford Inc. is responsible under Section 2.1.

Section 2.3                                    Cooperation.  The Parties agree (i) to retain all books and records with respect to Tax matters pertinent to the members of the Ashford Trust Group that become members of the Ashford Inc. Group as of the Distribution Date and their respective assets or businesses relating to any taxable period beginning before the Distribution Date until the expiration of the statute of limitations (and, to the extent notified by any member of the Ashford Inc. Group, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give Ashford Inc. reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Ashford Inc. so requests, Ashford Trust OP shall allow Ashford Inc. to take possession of such books and records at Ashford Inc.’s expense.

Section 2.4                                    Transfer Taxes.  All sales, use and transfer taxes, bulk transfer taxes, deed taxes, conveyance fees, documentary and recording charges and similar taxes imposed as a result of the transactions contemplated by this Agreement, together with any interest, penalties or additions to such transfer taxes or attributable to any failure to comply with any requirement regarding Tax Returns (“Transfer Taxes”), shall be paid by Ashford Inc.  Ashford Inc. and Ashford Trust OP shall cooperate in filing all necessary Tax Returns under applicable Law with respect to Transfer Taxes.

Section 2.5                                    Tax Contests.  Ashford Inc. shall inform Ashford Trust OP of the commencement of any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes for which any member of the Ashford Inc. Group may be entitled to indemnity from Ashford Trust OP hereunder.  With respect to any Tax Contest for which Ashford Trust OP acknowledges in writing that Ashford Trust OP is liable under this Article II for any and all Losses relating thereto, Ashford Trust OP shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that (x) Ashford Trust OP shall promptly notify Ashford Inc. in writing of its intention to control such Tax Contest, (y) in the case of a Tax Contest relating to Taxes of any member of the Ashford Inc. Group for a Tax period that includes but does not end on the Distribution Date covered in Section 2.1(b), Ashford Trust OP and Ashford Inc. shall jointly control all proceedings taken in connection with any such Tax Contest and (z) if any Tax Contest could reasonably be expected to have an adverse effect on any member of the Ashford Inc. Group in any Tax period beginning after the Distribution Date, the Tax Contest shall not be settled or resolved without Ashford Inc.’s consent, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, if notice is given to Ashford Trust OP of the commencement of any Tax Contest and Ashford Trust OP does not, within ten (10) Business Days after Ashford Inc.’s notice is given, give notice to Ashford Inc. of its election to assume the defense thereof (and in connection therewith, acknowledge in writing the indemnification obligation hereunder of Ashford Trust OP), each member of the Ashford Trust Group shall be bound by any determination made in such Tax Contest or any compromise or settlement thereof effected by Ashford Inc.  The failure of Ashford Inc. to give reasonably prompt notice of any Tax Contest shall not release, waive or otherwise affect Ashford Trust OP’s obligation with respect thereto except to the extent that Ashford Trust OP can demonstrate actual loss and prejudice as a result of such failure.  Each member of the Ashford Inc. Group shall use its reasonable efforts to provide Ashford Trust OP with such assistance as may be reasonably requested by Ashford Trust OP in connection with a Tax Contest controlled solely or jointly by Ashford Trust OP.

Section 2.6                                    Carrybacks.  Ashford Inc. hereby agrees that, unless Ashford Trust OP consents in writing, no Adjustment Request with respect to any Tax Return for any Tax Period covered by Section 2.1(a) shall be filed.

Section 2.7                                    Tax Refunds; Tax Benefits.

(a)                                 Except as set forth below, Ashford Trust OP shall be entitled to any refund (and any interest thereon received from the applicable Taxing Authority) of Taxes for which Ashford Trust OP is liable hereunder, and Ashford Inc. shall be entitled to any refund (and any interest thereon received from the applicable Taxing Authority) of Taxes for which Ashford Inc. is liable hereunder, and a member of a Group receiving a refund to which a member of the other Group is entitled hereunder shall pay over such refund to member of the other Group within 30 days after such refund is received (together with interest computed at the Interest Rate based on the number of days from the date the refund was received to the date the refund was paid over).

(b)                                 If as a result of an adjustment pursuant to a Final Determination to any Taxes for which Ashford Trust OP is liable hereunder (or Tax Attribute of a member of the Ashford Trust Group) a member of the Ashford Inc. Group could realize a current or future Tax Benefit that it could not realize but for such adjustment (determined on a with and without basis), or if as a result of an adjustment pursuant to a Final Determination to any Taxes for which Ashford Inc. is liable hereunder (or Tax Attribute of a member of the Ashford Inc. Group) a member of the Ashford Trust Group could realize a current or future Tax Benefit that it could not realize but for such adjustment (determined on a with and without basis), Ashford Inc. or Ashford Trust OP, as the case may be, shall make a payment to either Ashford Trust OP or Ashford Inc., as appropriate, within 30 days following the date of a written notice and demand from Ashford Trust OP or Ashford Inc., as appropriate, for payment of the amount due, accompanied by evidence of such adjustment and describing in reasonable detail the particulars relating thereto. Any payment required under this Section 2.7(b) shall include interest on such payment computed at the Interest Rate based on the number of days from the date of such written notice to the date of payment under this Section 2.7(b).  If Ashford Trust OP or Ashford Inc. disagrees with any such calculation described in this Section 2.7(b), Ashford Trust OP or Ashford Inc. shall so notify the other in writing within 30 days of receiving the written calculation set forth above in this Section 2.7(b). Ashford Trust OP and Ashford Inc. shall endeavor in good faith to resolve such disagreement.

(c)                                  If a member of the Ashford Inc. Group actually realizes in cash pursuant to a Final Determination any Tax Detriment as a result of an adjustment pursuant to a Final Determination to any Taxes for which Ashford Trust OP is liable hereunder (or Tax Attribute of a member of the Ashford Trust Group) (in such circumstance, Ashford Trust OP being the “Adjusted Party”) and such Tax Detriment would not have arisen but for such adjustment (determined on a with and without basis), or if a member of the Ashford Trust Group actually realizes in cash pursuant to a Final Determination any Tax Detriment as a result of an adjustment pursuant to a Final Determination to any Taxes for which a Ashford Inc. is liable hereunder (or Tax Attribute of a member of the Ashford Inc. Group) (in such circumstance, Ashford Inc. being the “Adjusted Party”) and such Tax Detriment would not have arisen but for such adjustment (determined on a with and without basis), the Adjusted Party shall make a payment to the other party within 30 days following the later of such actual realization of the Tax Detriment and the Adjusted Party’s actual realization of the corresponding Tax Benefit, in an amount equal to the lesser of such Tax Detriment actually realized in cash and the Tax Benefit, if any, actually realized in cash by the Adjusted Party pursuant to such adjustment (which would not have arisen but for such adjustment), plus interest on such amount computed at the Interest Rate based on the number of days from the later of the date of such actual realization of the Tax Detriment and the Adjusted Party’s actual realization of the corresponding Tax Benefit to the date of payment of such amount under this Section 2.7(c).  No later than 30 days after a Tax Detriment described in this Section 2.7(c) is actually realized in cash by a member of the Ashford Trust Group or a member of the Ashford Inc. Group, Ashford Trust OP (if a member of the Ashford Trust Group actually realizes such Tax Detriment) or Ashford Inc. (if a member of the Ashford Inc. Group actually realizes such Tax Detriment) shall provide the other company with a written calculation of the amount payable pursuant to this Section 2.7(c). In the event that Ashford Trust OP or Ashford Inc. disagrees with any such calculation described in this Section 2.7(c), Ashford Trust OP or Ashford Inc. shall so notify the other in writing within 30 days of receiving the written calculation set forth above in this Section 2.7(c). Ashford Trust OP and Ashford Inc. shall endeavor in good faith to resolve such disagreement.

ARTICLE III
TERMINATION

Section 3.1                                    Termination.  Upon written notice, this Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of Ashford Trust or Ashford Trust OP without the approval of any other Party.

Section 3.2                                    Effect of Termination.  In the event of termination pursuant to Section 3.1, no Party shall have any Liability of any kind to any other Parties.

ARTICLE IV
MISCELLANEOUS

Section 4.1                                    Further Assurances.  Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective this Agreement and to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) no Party will, nor will any Party allow any other member of its Group to, without the prior written consent of the other Parties, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the actions contemplated by this Agreement. Without limiting the generality of the foregoing, where the cooperation of third parties, such as lenders, joint venture partners, franchisors, insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

Section 4.2                                    Payment of Expenses.  All costs and expenses incurred and directly related to the obligations set forth for a Party in this Agreement shall be paid by the Party incurring such cost or expense.

Section 4.3                                    Amendments and Waivers.

(a)                                 Subject to Section 3.1, this Agreement may not be amended except by an agreement in writing signed by all Parties.

(b)                                 Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

Section 4.4                                    Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 4.5                                    Survival of Agreements.  Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 4.6                                    Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 4.7                                    Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)                                 The Ashford Trust Group

If to Ashford Trust:

Ashford Hospitality Trust, Inc.

14185 Dallas Parkway, Suite 1100

Dallas, TX 75254

Attention:  Chief Executive Officer

Phone: (972) 490-9600

If to Ashford Trust OP:

Ashford Hospitality Limited Partnership

c/o Ashford Hospitality Trust, Inc.

14185 Dallas Parkway, Suite 1100

Dallas, TX 75254

Attention:  Chief Operating Officer

Phone: (972) 490-9600

In each case, with a copy to:

Andrews Kurth LLP

1717 Main Street, Suite 1700

Dallas, TX 75201

Attention: Muriel C. McFarling

(b)                                 The Ashford Inc. Group

If to Ashford Inc.:

Ashford Inc.

c/o Ashford Hospitality Advisors LLC

14185 Dallas Parkway, Suite 1100

Dallas, TX 75254

Attention: Chief Executive Officer

Phone: (972) 490-9600

If to Ashford LLC:

Ashford Hospitality Advisors LLC

14185 Dallas Parkway, Suite 1100

Dallas, TX 75254

Attention: Chief Operating Officer

Phone: (972) 490-9600

With a copy to:

Andrews Kurth LLP

1717 Main Street, Suite 1700

Dallas, TX 75201

Attention: Muriel C. McFarling

Section 4.8                                    Counterparts; Electronic Delivery.  This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 4.9                                    Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 4.10                             Assignability; Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, any Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement.

Section 4.11                             Governing Law; Venue.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Texas, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.  The parties hereto agree that venue for any action in connection herewith shall be proper in Dallas County, Texas.  Each party hereto consents to the jurisdiction of any local, state or federal court situated in any of such locations and waives any objection which it may have pertaining to improper venue or forum non conveniens to the conduct of any proceeding in any such court.

Section 4.12                             Performance.  Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 4.13                             Title and Headings.  Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

[Signature Page(s) Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

ASHFORD HOSPITALITY TRUST, INC.

By:
David A. Brooks, Chief Operating
Officer and General Counsel

[Signature Page to Tax Matters Agreement]

ASHFORD HOSPITALITY LIMITED PARTNERSHIP

By:	Ashford OP General Partner LLC, its general partner

By:
	Name:	David A. Brooks
	Title:	Vice President

[Signature Page to Tax Matters Agreement]

ASHFORD INC.

By:
David A. Brooks, Chief Operating
Officer and General Counsel

[Signature Page to Tax Matters Agreement]

ASHFORD HOSPITALITY ADVISORS LLC

By:
David A. Brooks, Chief Operating
Officer and General Counsel

[Signature Page to Tax Matters Agreement]